Exhibit 10.8

Applied Minerals, Inc.

Board Policy on Director Compensation

Fees payable for Board and Committee service of non-employee directors is set forth below. Employee directors receive no compensation for Board or Committee service.

1. Fees payable in cash, stock, and/or options
(i) Base Retainer	$50,000 per year, payable quarterly in four installments in advance
(ii) Committee Chair (Audit, Compensation, Nominating and Governance, HS&E Committees); Operations Committee

$10,000 per year, payable quarterly in four installments in advance;

For the Operations Committee, 2016 fees: Chairman - $100,000 in five year options, vesting on the date of grant the number being calculated using the Black-Scholes value of the date of grant and the exercise price being the closing market price on the date of grant; for independent members - $25,000 in five year options with the number and exercise price calculated in the same manner.

(iii) Board Chair	$10,000 per year, payable quarterly in four installments in advance
(iv) Payment terms for such fees except for Operations Committee fees

First 50% of such fees

50% of the base retainer, committee chair, and board chairman fees must be taken in the form of either of stock (not subject to restrictions on transfer other than those imposed by law) and/or five-year non-qualified options and/or ten-year non-qualified options or in any combination thereof. As to such 50% percent, each director may elect the percentage to be taken in stock and the percentage to be taken in options and to the extent he elects options, the percentage in five- and/or ten-year options.

Second 50% of such fees

As to the other 50%, a director may elect to take such fees in the form of cash, stock (not subject to restrictions other than those imposed by law) and/or non-qualified options or any combination thereof and to the extent he elects options, the percentage of options, the percentage in five-year and/or ten-year options.

Award and vesting dates

The shares for a quarter will be awarded and options for a quarter will vest on the Grant Date, March 31st, June 30th, September 30th and December 31st (each a “Vesting Date”).

Determining the number of shares and options

The number of shares is to be determined by dividing the value of cash amount of the fee by the value of the common stock on the Grant Date

2. Fees payable in restricted stock and/or options

Election between restricted stock and options

A director may elect to take (i) 50,000 shares of restricted common stock or (ii) the number of options determined by dividing the value of 50,000 shares of common stock by the Black Scholes value of the common stock or (iii) any combination of stock and options.

Absence of Election

In the absence of an election by a director, the fees will be payable in options.

Valuation of common stock and options

Common stock is to be valued at the closing common stock price Grant Date or if the Grant Date is not a trading day, the trading day immediately prior to the Grant Date.

Options are to be valued at the Black Scholes valuation method on Grant Date.

Options, Vesting, and Exercise Price

Options are five-year or ten-year non-qualified options to purchase shares of common stock; one-half of such options vesting one year after the Grant Date and the other half vesting two years after the Grant Date; the exercise price being the closing price on the Grant Date or if the Grant Date is not a trading day, the trading day immediately prior to the Grant Date.

Restrictions of stock

The restricted stock and any interest therein may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of except by will or the laws of descent and distribution during the period prior to the termination of restrictions.

The restrictions will terminate as to 50 percent of the restricted shares one year after the Grant Date and the restrictions will terminated for the other 50 percent of the shares two years after the Grant Date.

Accelerated vesting and termination of restrictions

Vesting of options will accelerate and the restrictions on disposition will terminate upon death, Disability (as defined in the 2012 Long Term Inventive Plan (the “Plan”)), resignation from the Board of Directors for health reasons, failure to be included in the list of nominees of the Board of Directors for election at the next annual meeting of shareholders (the lapse of restrictions occurring at such time the Board makes such determination), failure to be reelected as a director at an annual meeting of shareholders if the director was a nominee of the Board of Directors, or a Change in Control (as defined in the Plan).

Forfeiture

In the event of the termination of the director’s service as a director of the Company for any reason than those listed in the preceding paragraph:

(a) prior to the lapse of all of the restrictions on the stock, such portion of the restricted stock as to which the restrictions have not lapsed shall be automatically forfeited by the director as of the date of termination;

(b) prior to vesting of all of the options, such portion of the options that have not vested shall be automatically forfeited by the director as of the date of termination.

Additional Provisions including definition of Grant Date

See Section 4 below.

(3) Fees payable solely in options

Options

Ten-year non-qualified options to purchase 50,000 shares of common stock per year.

Granting date and vesting

The granting date for a year’s 50,000 option grant will be January 1 of such year. 12,500 options will vest on January 1, March 31, June 30, and September 30.

Exercise price

The exercise price will be the closing price on the trading date immediately preceding January 1.

Accelerated vesting

Vesting of options will accelerate upon death, Disability (as defined in the Plan), resignation from the Board of Directors for health reasons, failure to be included in the list of nominees of the Board of Directors for election at the next annual meeting of shareholders (the lapse of restrictions occurring at such time the Board makes such determination), failure to be reelected as a director at an annual meeting of shareholders if the director was a nominee of the Board of Directors, or a Change in Control (as defined in the Plan).

Forfeiture

In the event of the termination of the director’s service as a director of the Company for any reason than those listed in the preceding paragraph prior to vesting of all of the options, such portion of the options that have not vested shall be automatically forfeited by the director as of the date of termination.

4. Provisions common to Sections 1 and 2 above

Elections

Elections are to be made on an annual basis for the entire year.

In order to make an election under Section 1 or 2, a director must deliver to the Board (addressed to the Secretary of the Company) a written election setting forth the percentage of the fees to be distributed in the form of cash (applicable only to the first paragraph of 1(iv)), common stock, five-year-options and/or ten-year options.

An election, if made, must be made by January 31.

Grant Date

An election by a director will be effective on the later of January 1, if an election is made prior to the end of the year, or the date of the director’s election is received by the Secretary, if the election is made thereafter. The term “Grant Date” means the later of the effective date of the election or if no election is made, January 31.

5. New directors	A director initially elected or appointed during the year will be paid for the pro rata portion of the fees and the other provisions related to such fees will be appropriately adjusted.
6. Option agreement	Subject to the provisions set forth above, the form of option agreement to be used is attached as Exhibit A

Exhibit A

APPLIED MINERALS, INC. 2012 LONG-TERM INCENTIVE PLAN NON-QUALIFIED STOCK OPTION AGREEMENT

Date of Grant:

Name of Optionee:

Number of Shares Subject to Option:

Exercise Price (Per Share):

Expiration Date:

Vesting Schedule:

Optional Provisions Applicable:	Provision	Yes	No
	A		X
	B		X
	C		X
	D (i)	X
	D (ii)	X
	D (iii)	X

This is a Non-Statutory Stock Option Agreement ("Agreement") between Applied Minerals, Inc., a Delaware corporation (the "Company"), and the optionee identified above (the "Optionee") effective as of the date of grant specified above. To the extent any capitalized terms used in this Agreement are not defined, they shall have the meaning ascribed to them in the Company's 2012 Long-Term Incentive Plan (the "Plan").

1. Grant	The Optionee is granted this Option to purchase the number of Shares specified at the beginning of this Agreement.
2. Exercise Price	The price to the Optionee of each Share subject to this Option shall be the exercise price specified at the beginning of this Agreement.
3. Non-Statutory Stock Option	This Option is not intended to be an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").
4. Exercise Schedule

This Option shall vest and become exercisable as to the number of Shares and on the date(s) specified in the exercise schedule at the beginning of this Agreement. The exercise schedule shall be cumulative; thus, to the extent this Option has not already been exercised and has not expired, terminated or been cancelled, the Optionee or the person otherwise entitled to exercise this Option as provided herein may at any time, and from time to time, purchase all or any portion of the Shares then purchasable under the exercise schedule.

5. Exercise

Subject to whatever installment exercise and waiting period provisions apply, to the extent vested, Stock Options may be exercised in whole or in part at any time during the Option term, by giving written notice of exercise to the Secretary of the Company specifying the number of shares of Common Stock to be purchased. Such notice shall be in a form set forth in Exhibit A and shall be accompanied by payment in full of the purchase price as follows: (i) in cash or by check, bank draft or money order payable to the order of the Company and (ii) solely to the extent permitted by applicable law, through a procedure whereby the Optionee delivers irrevocable instructions to a broker reasonably acceptable to the Committee to deliver promptly to the Company an amount equal to the purchase price.

6. Incentive Compensation Recoupment

The Option Award including any shares of Common Stock issued under the Options hereunder, will be subject to any compensation recapture policies established by the Board or the Committee from time to time, in their respective sole discretion.

7. Option Subject to Plan, Articles of Incorporation and By-Laws

The Optionee acknowledges that this Option and the exercise thereof is subject to the Plan, the Articles of Incorporation, as amended from time to time, and the By-Laws, as amended from time to time, of the Company, and any applicable federal or state laws, rules or regulations.

8. Binding Effect	This Agreement shall be binding in all respects on the heirs, representatives, successors and assigns of the Optionee.

Optional Provisions:
A

(i) In the event Optionee engages in Detrimental Activity prior to any exercise of the Stock Option, all Stock Options held by the Optionee shall thereupon terminate and expire,

(ii) as a condition of the exercise of a Stock Option, the Optionee shall be required to certify (or shall be deemed to have certified) at the time of exercise in a manner acceptable to the Company that the Optionee is in compliance with the terms and conditions of the Plan and that the Optionee has not engaged in, and does not intend to engage in, any Detrimental Activity, and

(iii) in the event the Optionee engages in Detrimental Activity during the one year period commencing on the date the Stock Option is exercised or becomes vested, the Company shall be entitled to recover from the Optionee at any time within one year after such exercise or vesting, and the Optionee shall pay over to the Company, an amount equal to any gain realized as a result of the exercise (whether at the time of exercise or thereafter).

The foregoing provisions described in subsections (i), (ii) and (iii) shall cease to apply upon a Change in Control.

B

If Optionee’s Termination is by reason of death, Disability or Retirement, all Stock Options that are held by Optionee that are vested and exercisable at the time of the Optionee’s Termination may be exercised by Optionee (or, in the case of death, by the legal representative of Optionee’s estate) at any time within a period of one year from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options; provided, however, that in the case of Retirement, if Optionee dies within such exercise period, all unexercised Stock Options held by Optionee shall thereafter be exercisable, to the extent to which they were exercisable at the time of death, for a period of the later of one year from the date of such death or the expiration of the stated term of such Stock Options.

C

If Optionee’s Termination is by involuntary termination for Cause or voluntary termination without Good Reason, all Stock Options that are held by such Optionee that are vested and exercisable at the time of Optionee’s Termination may be exercised by the Optionee at any time within a period of 90 days from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options.

D

If a Optionee’s Termination is by involuntary termination without Cause or voluntary termination for Good Reason, all Stock Options that are held by Optionee that are vested and exercisable at the time of the Optionee’s Termination may be exercised by the Optionee at any time within a period of 90 days from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options.

E	Stock Options that are not vested as of the date of Optionee’s Termination for any reason shall terminate and expire as of the date of such Termination.
F	Stock Options are Transferable to a Family Member in whole or in part and in such circumstances, and under such conditions, as specified by the Committee.
G

The following are added as methods of exercise for purposes of Section 5:

(i) “Net-Exercise,” which means a procedure by which the Optionee will be issued a number of shares of Stock determined in accordance with the following formula: N = X(A-B)/A, where “N” = the number of shares of Stock to be issued to the Participant upon exercise of the Option; “X” = the total number of shares with respect to which the Participant has elected to exercise the Option; “A” = the Fair Market Value of one share of Stock determined on the exercise date; and “B” = the exercise price per share (as defined in the Participant’s Award Agreement);

(ii) cancellation of indebtedness; and

(iii) delivery to the Company of unencumbered shares of Common Stock having an aggregate Fair Market Value on the date of exercise equal to the purchase price of the Shares as to which this Option is exercised.

Applied Minerals, Inc.	Date: ____________________

By:_____________________________

_______________________________	Date: ____________________
Signature of Optionee

_______________________________
Name of Optionee